Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports Full Year 2023 Results,
Expects 2024 eProduct Sales to Grow Approximately 25% to 40%

Auburn Hills, Michigan, February 8, 2024 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full-year results.

Charging Forward Update:
•BorgWarner has announced a strategic relationship agreement with FinDreams Battery, a subsidiary of BYD Company Limited. Under this agreement, BorgWarner will be the only non-OEM localized manufacturer, unaffiliated with FinDreams Battery, with rights to localize LFP battery packs for commercial vehicles utilizing FinDreams Battery blade cells in Europe, the Americas, and select regions of Asia Pacific.
•BorgWarner has announced a joint venture with Shaanxi Fast Auto Drive Group to develop a high-voltage inverter application for the Chinese electric commercial vehicle market. This high-voltage inverter for commercial vehicles is expected to strengthen BorgWarner’s commercial vehicle product portfolio.
•BorgWarner has completed its acquisition of the Electric Hybrid Systems business segment of Eldor Corporation (“Eldor”). The acquisition is an important complement to the ePropulsion portfolio, especially as it relates to expansion in high-voltage power electronics beyond the inverter.
•BorgWarner announced multiple new eProduct awards including:
◦A contract with a major global OEM to extend its existing business supplying 400V high voltage coolant heaters (HVCH) for the automaker’s battery-electric light-vehicle platforms, specifically truck and SUV programs.
◦A contract with Xpeng Motors, a leading Chinese Smart EV company to supply its eMotor rotor and stator for the X9 MPV as well as XPeng’s next electric B-class sedan.
◦A contract with a major Chinese OEM to supply its 90kW boost dual inverter on a series of the automaker’s plug-in hybrid (PHEV) and range extended (REEV) electric vehicle passenger car platforms.

Fourth Quarter Highlights (continuing operations basis):
•U.S. GAAP net sales of $3,522 million, an increase of 6.2% compared with fourth quarter 2022.
◦Excluding the impact of foreign currencies and the net impact of net M&A, organic sales were up 4.4% compared with fourth quarter 2022.
•U.S. GAAP net earnings of $0.64 per diluted share.
◦Excluding the $0.26 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $0.90 per diluted share.
•U.S. GAAP operating income of $281 million, or 8.0% of net sales.

◦Excluding $51 million of net pretax expense related to non-comparable items, adjusted operating income was $332 million, or 9.4% of net sales.
•Net cash provided by operating activities of $887 million.
◦Free cash flow of $679 million.

Full Year Highlights (continuing operations basis):
•U.S. GAAP net sales of $14,198 million, an increase of 12.4% when compared with 2022.
◦Excluding the impact of foreign currencies and the net impact of M&A, organic sales were up 12.5% compared with 2022.
•U.S. GAAP net earnings of $2.70 per diluted share.
◦Excluding $1.05 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $3.75 per diluted share.
•U.S. GAAP operating income of $1,160 million, or 8.2% of net sales.
◦Excluding $198 million of net pretax expense related to non-comparable items, adjusted operating income was $1,358 million, or 9.6% of net sales.
•Net cash provided by operating activities of $1,397 million.
◦Free cash flow of $565 million.

Financial Results (continuing operations basis):
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods presented. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Earnings per diluted share	$0.64	$0.73	$2.70	$2.69

Non-comparable items:
Merger and acquisition expense, net	0.01	(0.01)	0.09	0.03
Restructuring expense	0.04	(0.02)	0.24	0.15
Asset impairments and lease modification	0.07	0.13	0.10	0.13
Gain on debt extinguishment	—	—	(0.09)	—
Loss (gain) on sale of business	—	0.01	(0.02)	(0.04)
Gain on sale of assets	—	—	(0.04)	—
Other non-comparable items	0.01	—	0.07	—
Realized and unrealized loss on debt and equity securities	0.18	0.14	0.73	0.25
Corporate synergy from spin-off	—	0.02	0.02	0.06
Tax adjustments	(0.05)	(0.06)	(0.05)	(0.10)

Adjusted earnings per diluted share	$0.90	$0.94	$3.75	$3.17

Net sales were $3,522 million for the fourth quarter 2023, an increase of 6.2% from $3,317 million for the fourth quarter 2022, primarily due to increased demand for the Company’s products and higher industry production compared to the prior year. Net earnings for the fourth quarter 2023 were $149 million, or $0.64 per diluted share, compared with net earnings of $172 million, or $0.73 per diluted share, for the fourth quarter 2022. Adjusted net earnings per diluted share for the fourth quarter 2023 were $0.90, down from adjusted net earnings per diluted share of $0.94 for the fourth quarter 2022. Adjusted net earnings for the fourth quarter 2023 excluded net non-comparable items of $(0.26) per diluted share, while adjusted net earnings for the fourth quarter 2022 excluded net non-comparable items of $(0.21) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. Adjusted net earnings per diluted share was flat, primarily due to the impact of higher adjusted operating income, which was offset by a higher effective tax rate.

Full Year 2024 Guidance: The Company has provided 2024 full year guidance. Net sales are expected to be in the range of $14.4 billion to $14.9 billion, compared with 2023 sales of $14.2 billion. This implies a year-over-year organic increase in sales of 1% to 5%. The Company expects its 2024 eProduct sales to be $2.5 billion to $2.8 billion, up from approximately $2.0 billion in 2023. The Company expects its weighted light and commercial vehicle markets to be in the range of down (2.5)% to roughly flat in 2024. Foreign currencies are expected to have a minimal year-over-year impact on full-year 2024 sales.

Operating margin is expected to be in the range of 8.5% to 8.9%. Excluding the impact of non-comparable items and the add back of intangible asset amortization expense, adjusted operating margin is expected to be in the range of 9.2% to 9.6%. This guidance includes an expected negative adjusted operating income impact due to the acquisition of the electric hybrid systems business segment of Eldor Corporation. Excluding the impact of the Eldor acquisition, adjusted operating margin is expected to be in the range of 9.6% to 9.9%. Net earnings are expected to be within a range of $3.56 to $3.88 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $3.65 to $4.00 per diluted share. Full-year operating cash flow is expected to be in the range of $1,325 million to $1,375 million, while free cash flow is expected to be in the range of $475 million to $575 million.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2023 results and 2024 guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward Looking Statements: This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,”

“continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should ,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact, contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly changing technologies, particularly as they relate to electric vehicles, and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; disruptions in the global economy caused by wars, including the wars in Ukraine and the Middle East; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our recently-completed tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended benefits for us; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production which is highly cyclical and subject to disruptions; our reliance on major OEM customers; the impact of any future strikes involving some of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$3,522	$3,317	$14,198	$12,635
Cost of sales	2,863	2,678	11,630	10,266
Gross profit	659	639	2,568	2,369
Gross margin	18.7%	19.3%	18.1%	18.7%

Selling, general and administrative expenses	353	339	1,316	1,290
Restructuring expense	11	6	79	48
Other operating expense, net	14	29	13	22
Operating income	281	265	1,160	1,009

Equity in affiliates’ earnings, net of tax	(7)	(7)	(30)	(28)
Realized and unrealized loss on debt and equity securities	45	46	174	73
Interest expense, net	7	10	10	51
Other postretirement expense	7	2	15	—
Earnings from continuing operations before income taxes and noncontrolling interest	229	214	991	913

Provision for income taxes	59	18	289	195
Net earnings from continuing operations	175	196	702	718
Net earnings (loss) from discontinued operations	5	82	(7)	308
Net earnings	175	278	702	1,026
Net earnings from continuing operations attributable to the noncontrolling interest, net of tax	21	24	70	82
Net earnings attributable to BorgWarner Inc.	$154	$254	$625	$944

Amounts attributable to BorgWarner Inc.:
Net earnings from continuing operations	$149	$172	$632	$636
Net earnings (loss) from discontinued operations	5	82	(7)	308
Net earnings attributable to BorgWarner Inc.	$154	$254	$625	$944

Earnings per share from continuing operations — diluted	$0.64	$0.73	$2.70	$2.69
Earnings per share from discontinued operations — diluted	0.02	0.36	(0.03)	1.30
Earnings per share attributable to BorgWarner Inc. — diluted	$0.66	$1.09	$2.67	$3.99

Weighted average shares outstanding — diluted	233.6	234.5	234.4	236.8

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Air Management	$1,882	$1,809	$7,833	$7,137
Drivetrain & Battery Systems	1,130	990	4,348	3,735
ePropulsion	542	545	2,166	1,906
Inter-segment eliminations	(32)	(27)	(149)	(143)
Net sales	$3,522	$3,317	$14,198	$12,635

Segment Adjusted Operating Income (Loss) (Unaudited)
(in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Air Management	$287	$280	$1,171	$1,073
Drivetrain & Battery Systems	145	119	545	449
ePropulsion	(16)	1	(90)	(88)
Segment Adjusted Operating Income	416	400	1,626	1,434
Corporate, including stock-based compensation	84	84	278	282
Restructuring expense	11	6	79	48
Intangible asset amortization	16	17	67	69
Merger and acquisition expense, net	1	(4)	23	9
Asset impairments and lease modifications	18	30	29	30
Loss (gain) on sale of business	—	2	(5)	(13)
Gain on sale of assets	—	—	(13)	—
Other non-comparable items	5	—	8	—
Equity in affiliates' earnings, net of tax	(7)	(7)	(30)	(28)
Realized and unrealized loss on debt and equity securities	45	46	174	73
Interest expense, net	7	10	10	51
Other postretirement expense (income)	7	2	15	—
Earnings from continuing operations before income taxes and noncontrolling interest	229	214	991	913
Provision for income taxes	59	18	289	195
Net earnings from continuing operations	170	196	702	718
Net earnings from continuing operations attributable to the noncontrolling interest, net of tax	21	24	70	82
Net earnings from continuing operations attributable to BorgWarner Inc.	$149	$172	$632	$636

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2023	December 31, 2022
ASSETS
Cash, cash equivalents and restricted cash	$1,534	$1,083
Receivables, net	3,109	2,471
Inventories, net	1,313	1,217
Prepayments and other current assets	261	230
Current assets of discontinued operations	—	1,616
Total current assets	6,217	6,617

Property, plant and equipment, net	3,783	3,426
Other non-current assets	4,453	4,905
Non-current assets of discontinued operations	—	2,046
Total assets	$14,453	$16,994

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$73	$60
Accounts payable	2,546	2,146
Other current liabilities	1,148	1,084
Current liabilities of discontinued operations	—	946
Total current liabilities	3,767	4,236

Long-term debt	3,707	4,140
Other non-current liabilities	913	1,110
Non-current liabilities of discontinued operations	—	295
Total liabilities	8,387	9,486

Total BorgWarner Inc. stockholders’ equity	5,828	7,224
Noncontrolling interest	238	284
Total equity	6,066	7,508
Total liabilities and equity	$14,453	$16,994

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)	Year Ended
	December 31,
	2023	2022
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net cash provided by operating activities from continuing operations	$1,397	$1,180
INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures, including tooling outlays	(832)	(622)
Payments for businesses acquired, net of cash and restricted cash acquired	(109)	(312)
Proceeds from settlement of net investment hedges, net	25	40
Proceeds from (payments for) investments in debt and equity securities, net	284	(473)
Proceeds from sale of businesses, net of cash divested	9	27
Proceeds from asset disposals and other, net	30	20
Net cash used in investing activities from continuing operations	(593)	(1,320)
FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Additions to debt	18	5
Repayments of debt, including current portion	(451)	(13)
Payments for debt issuance costs	(3)	—
Payments for purchase of treasury stock	(177)	(240)
Payments for stock-based compensation items	(25)	(18)
Payments for contingent consideration	(23)	—
Purchase of noncontrolling interest	(15)	(56)
Net distribution from PHINIA	401	—
Dividends paid to BorgWarner stockholders	(130)	(161)
Dividends paid to noncontrolling stockholders	(116)	(81)
Net cash used in financing activities from continuing operations	(521)	(564)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating activities of discontinued operations	(85)	390
Investing activities of discontinued operations	(86)	(99)
Financing activities of discontinued operations	84	(3)
Net cash (used in) provided by discontinued operations	(87)	288
Effect of exchange rate changes on cash	—	(90)
Net increase (decrease) in cash, cash equivalents and restricted cash	196	(506)
Cash, cash equivalents and restricted cash at beginning of year	1,338	1,844
Cash, cash equivalents and restricted cash at end of year	$1,534	$1,338
Less: Cash, cash equivalents and restricted cash of discontinued operations at end of year	$—	$255
Cash, cash equivalents and restricted cash of continuing operations at end of year	$1,534	$1,083

Supplemental Financial Information (Unaudited)
(in millions)	Year Ended
	December 31,
	2023	2022
Depreciation and tooling amortization	$515	$483
Intangible asset amortization	$67	$69

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2024 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, and it is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX) and the acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek, the electric vehicle solution, smart grid and smart energy businesses of Hubei Surpass Sun Electric and the Electric Hybrid Systems business segment of Eldor Corporation.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Net sales	$3,522	$3,317	$14,198	$12,635

Operating income	281	265	1,160	1,009
Operating margin	8.0%	8.0%	8.2%	8.0%

Non-comparable items:
Restructuring expense	$11	$6	$79	$48
Intangible asset amortization	16	17	67	69
Merger and acquisition expense, net	1	(4)	23	9
Asset impairments and lease modifications	18	30	29	30
Loss (gain) on sale of business	—	2	(5)	(13)
Gain on sale of assets	—	—	(13)	—
Corporate synergy from spin-off	—	5	10	20
Other non-comparable items	5	—	8	—
Net non-comparable items	$51	$56	$198	$163

Adjusted operating income	$332	$321	$1,358	$1,172
Adjusted operating margin	9.4%	9.7%	9.6%	9.3%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net cash provided by operating activities from continuing operations	$887	$628	$1,397	$1,180
Capital expenditures, including tooling outlays	(208)	(195)	(832)	(622)
Free cash flow	$679	$433	$565	$558

Fourth Quarter 2023 Organic Net Sales Change (Unaudited)
(in millions)	Q4 2022 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q4 2023 Net Sales	Organic Net Sales Change %

Air Management	$1,809	$38	$2	$33	$1,882	1.8%
Drivetrain & Battery Systems	990	14	—	126	1,130	12.7%
ePropulsion	545	3	3	(9)	542	(1.7)%
Inter-segment eliminations	(27)	—	—	(5)	(32)	18.5%
Net sales	$3,317	$55	$5	$145	$3,522	4.4%

Full Year 2023 Organic Net Sales Change (Unaudited)
(in millions)	2022 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	2023 Net Sales	Organic Net Sales Change %

Air Management	$7,137	$(6)	$25	$677	$7,833	9.5%
Drivetrain & Battery Systems	3,735	(17)	—	630	4,348	16.9%
ePropulsion	1,906	(43)	28	275	2,166	14.4%
Inter-segment eliminations	(143)	—	—	(6)	(149)	4.2%
Net sales	$12,635	$(66)	$53	$1,576	$14,198	12.5%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
(in millions)	Low	High
Net sales	$14,400	$14,900

Operating income	$1,225	$1,320
Operating margin	8.5%	8.9%

Non-comparable items:
Restructuring expense	$30	$40
Intangible asset amortization	70	70
Adjusted operating income	$1,325	$1,430
Adjusted operating margin	9.2%	9.6%

Eldor acquisition impact	$60	$45
Adjusted operating income excluding Eldor acquisition impact	$1,385	$1,475
Adjusted operating margin excluding Eldor acquisition impact	9.6%	9.9%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
	Low	High
Earnings per Diluted Share	$3.56	$3.88

Non-comparable items:
Restructuring expense	0.09	0.12
Adjusted Earnings per Diluted Share	$3.65	$4.00

Free Cash Flow Guidance Reconciliation From Continuing Operations (Unaudited)
	Full-Year 2024 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,325	$1,375
Capital expenditures, including tooling outlays	(850)	(800)
Free cash flow	$475	$575

Full Year 2024 Organic Net Sales Change Guidance Reconciliation (Unaudited)
(in millions)	FY 2023 Net Sales	FX	FY 2024 Acquisition Impact	Organic Net Sales Change	FY 2024 Net Sales	Organic Net Sales Change %
Low	$14,198	$—	$44	$158	$14,400	1.1%
High	$14,198	$—	$44	$658	$14,900	4.6%